Exhibit (a)(8)

NEWS RELEASE

Broadcom Business Press Contact Bill Blanning Sr. Director, Corporate Communications 949-926-5555 blanning@broadcom.com	Broadcom Investor Relations Glenn Josephson Investor Relations 949-926-5663 glennj@broadcom.com

Broadcom Announces Employee Program for Stock Option Exchange

IRVINE, Calif. – April 7, 2003 — Broadcom Corporation (Nasdaq: BRCM), the leading provider of integrated circuits enabling broadband communications, today announced a program offering a voluntary stock option exchange for its employees. The offer is designed to help Broadcom retain and incentivize employees, with the aim of enhancing value for all shareholders.

In designing the program, Broadcom carefully weighed the interests of its employee equity holders and its non-employee shareholders, crafting an approach intended to benefit both groups. Employees benefit through a combination of immediate liquidity and the potential for longer-term financial reward, while all shareholders benefit as employees are retained, ensuring continuity and focus on Broadcom’s business objectives. Additionally, shareholders should gain from the potentially significant reduction in the total number of fully diluted shares outstanding, commonly referred to as the stock option “overhang”.

“We believe that our program creates a winning approach for our employees as well as our non-employee shareholders,” said Alan E. “Lanny” Ross, Broadcom’s President and CEO. “Our employees, who have a significant equity interest in Broadcom, win through immediate and potentially long-term financial reward for their hard work and competitive drive. We believe the combination of employee retention and reduced overhang provide our shareholders with the greatest potential value in the long run. Together, we all win as Broadcom is able to retain and motivate our most important asset, our employees.”

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Broadcom Announces Employee Program for Stock Option Exchange

Under the program, eligible employees holding options to purchase Broadcom common stock with exercise prices per share of $23.58 or more will be given the opportunity to exchange those options for a number of new shares or new options based on formulas set forth in the Offer. Each eligible employee can exchange vested options for a lesser number of freely tradeable shares of Broadcom Class A common stock, and can exchange unvested options for an equal or lesser number of new options. The exact number of new shares and new options issuable in exchange for old options will depend on the exercise price of the old options. In general, the higher the exercise price of the old options, the fewer new shares that will be issued and the fewer new options that will be granted.

The new shares to be issued in exchange for vested options will be issued on or one business day after Broadcom accepts the tendered vested options for exchange and cancellation. The issuance will occur no earlier than May 5, 2003. The new options to be issued in exchange for unvested options will be granted no sooner than six months and one day after acceptance of the tendered unvested options for exchange and cancellation. The exercise price of the new options will be the last reported trading price of Broadcom Class A common stock on their grant date.

A total of 57 million options are eligible for participation in this program. This includes 35 million vested options which could be exchanged for up to a maximum of 13 million new shares of Broadcom Class A common stock, and 22 million unvested options which could be exchanged for the grant at least six months and one day later of 21 million new options. Thus, if employees exchange all eligible options, the net option overhang would be reduced by 23 million shares. All of the foregoing numbers are approximate.

In connection with the Offer, Broadcom expects to incur an estimated non-cash charge of up to approximately $238 million in the quarter ending June 30, 2003. The actual amount of the charge will depend upon the actual number of eligible options tendered and accepted for exchange for new shares and new options. The $238 million maximum charge reflects approximately $163 million of stock-based compensation for the issuance of the vested shares and approximately $75 million for the immediate acceleration of amortization of deferred compensation for options previously assumed by Broadcom in

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Broadcom Announces Employee Program for Stock Option Exchange

connection with its acquisitions of certain businesses. In recent prior quarters, the latter amount has been amortized at an approximate rate of $16 million per quarter; this amortization will cease for eligible assumed options tendered and accepted for exchange.

In addition to the non-cash charges, Broadcom will incur associated employer payroll taxes and professional fees in connection with the Offer. Employees will be responsible for covering their portion of the payroll taxes, either through direct cash payment to Broadcom or through the sale of a portion of their new shares.

Broadcom is filing today a tender offer statement with the Securities and Exchange Commission (SEC) that will provide additional information concerning the stock option exchange program, including the detailed terms and conditions thereof. The terms and conditions of the program are subject to change prior to or during the offering period, and the offering period may be extended by Broadcom in its discretion.

About Broadcom

Broadcom Corporation is the leading provider of highly integrated silicon solutions that enable broadband communications and networking of voice, video and data services. Using proprietary technologies and advanced design methodologies, Broadcom designs, develops and supplies complete system-on-a-chip solutions and related hardware and software applications for every major broadband communications market. Our diverse product portfolio includes solutions for digital cable and satellite set-top boxes; cable and DSL modems and residential gateways; high-speed transmission and switching for local, metropolitan, wide area and storage networking; home and wireless networking; cellular and terrestrial wireless communications; Voice over Internet Protocol (VoIP) gateway and telephony systems; broadband network processors; and SystemI/O™ server solutions. These technologies and products support our core mission: Connecting everything®.

Broadcom is headquartered in Irvine, Calif., and may be contacted at 1-949-450-8700 or at www.broadcom.com.

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Broadcom Announces Employee Program for Stock Option Exchange

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” similar expressions, and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements speak only as of the date hereof and are based upon the information available to us at this time. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference for Broadcom in connection with the stock option exchange program include, but are not limited to, the accounting treatment of the program; changes in the trading price of Broadcom common stock during the program and in the period between the cancellation of unvested options and the issuance of new options for the old unvested options; corporate developments affecting Broadcom; general economic and political conditions and specific conditions in the markets we address, including the continuing significant economic slowdown and volatility in the technology sector and semiconductor industry, trends in the broadband communications markets in various geographic regions, and possible disruption in commercial activities related to terrorist activity or armed conflict in the United States and other locations; the timing and successful completion of technology and product development through volume production; the rate at which our present and future customers and end-users adopt Broadcom’s technologies and products in our target markets; delays in the adoption and acceptance of industry standards in those markets; competitive pressures and other factors such as the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; our ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities, and at the compensation levels needed to implement our business and product plans; our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner; the timing of customer-industry qualification and certification of our products and the risks of non-qualification or non-certification; the timing, rescheduling or cancellation of significant customer orders and the ability of our customers to manage their inventories; the loss of a key customer; the volume of our product sales and pricing concessions on volume sales; the effects of new and emerging technologies; changes in our product or customer mix; intellectual property disputes and customer indemnification claims and other types of litigation risk; the availability and pricing of third party semiconductor

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Broadcom Announces Employee Program for Stock Option Exchange

foundry and assembly capacity and raw materials; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the risks of producing products with new suppliers and at new fabrication and assembly facilities; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; the quality of our products and any remediation costs; the effectiveness of our expense and product cost control and reduction efforts; the risks and uncertainties associated with our international operations, particularly in light of recent events; the effects of natural disasters, international conflicts and other events beyond our control; the level of orders received that can be shipped in a fiscal quarter; and other factors.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Additional Information and Where to Find It

Broadcom is filing today a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission and is providing Broadcom option holders with an Offer to Exchange, Summary Term Sheet and Letter of Transmittal containing information about the stock option exchange and supplemental option grant program. Investors and option holders are urged to carefully read the Schedule TO, the Offer to Exchange (including the Summary Term Sheet), and the Letter of Transmittal, which contain important information about Broadcom, the stock option exchange and related matters. Investors and option holders are able to obtain free copies of these documents on the Internet through the Website maintained by the SEC at www.sec.gov. Free copies of these documents may also be obtained from Broadcom by request through the Investor Information section of Broadcom’s Website at www.broadcom.com/investor or by mail to Broadcom Corporation, Attention: Investor Relations, P.O. Box 57013, Irvine, California 92619-7013, telephone: 949-926-5663.

In addition to the Schedule TO, Offer to Exchange, Summary Term Sheet and Letter of Transmittal, Broadcom files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Broadcom at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Broadcom’s filings with the SEC are also available to the public from commercial document-retrieval services and at the Website maintained by the SEC at www.sec.gov.

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Broadcom Announces Employee Program for Stock Option Exchange

Broadcom®, the pulse logo, Connecting everything®, and SystemI/O™ are trademarks of Broadcom Corporation and/or its affiliates in the United States and certain other countries. All other trademarks are the property of their respective owners.

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